Exhibit (p)(3)

Metropolitan Life Insurance Company

Code of Ethics1

[1]	These materials shall serve as the Code of Ethics for Metropolitan Life Insurance Company’s Investments Department as investment adviser to the Metropolitan Series Fund, Inc. and Metropolitan Series Fund II, Inc. as required under Rule 204A-1 under the Investment Advisers Act of 1940, as amended and rule 17j-1 under the Investment Company Act of 1940, as amended.

SECTION I

METLIFE

INSIDER TRADING POLICIES AND PROCEDURES

Amended January 25, 2005

1.) Introduction

This Policy represents the policy of Metropolitan Life Insurance Company and its affiliates (collectively “MetLife”) with respect to its directors, officers and employees with regard to material nonpublic information. For ease of reference, directors, officers and employees of MetLife are referred to herein as “Associates”. This Policy is applicable to transactions by MetLife (1) for its general account and separate accounts for which MetLife has day-to-day investment management responsibility, and (2) with respect to other assets for which MetLife has day-to-day investment management responsibility. This Policy also applies to personal securities transactions of MetLife Associates who obtain material nonpublic information either by virtue of their affiliation with MetLife or by other means.

2.) Standard of Conduct

Capitalized terms used herein, but not defined, take on the meaning set forth in the glossary attached hereto as Appendix A

MetLife seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by investors and clients is something that is highly valued and must be protected. As a result, any activity which creates even the suspicion of misuse of material non-public information by MetLife or any of its Associates, which gives rise to or appears to give rise to any breach of fiduciary duty owed to any client, which creates any actual or potential conflict of interest between any client and MetLife, or any of its Associates or even the appearance of any conflict must be avoided and is prohibited.

Court decisions and Securities and Exchange Commission (“SEC”) rulings interpreting the federal securities laws make it unlawful for any person to purchase or sell securities on the basis of material nonpublic information, commonly known as “insider trading”. The Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”) requires all investment advisers and broker-dealers to establish, maintain and enforce written policies and procedures reasonably designed to detect and prevent insider trading. ITSFEA also provides additional penalties for individuals who engage in insider trading as well as their employers, if such employers have failed to establish and enforce adequate procedures. In addition, MetLife prohibits certain practices even though they may not be unlawful because MetLife considers them to be poor business practices or to reflect adversely on MetLife’s reputation.

MetLife’s policy is:

A.	An Associate may not trade for his or her own account (a “Personal Account”), directly or indirectly, in Securities on the basis of material information which is gained in the course of employment or which is gained by any other means and which has not been made known to the general public for at least twenty-four (24) hours. (See Section V, “MetLife Procedures”).

B.	An Associate may not trade in securities for or on behalf of an account owned, managed or controlled by MetLife (a “Company Account”) on the basis of material information which is gained in the course of employment or which is gained by any other means and which has not been made known to the general public for at least twenty-four (24) hours.

C.	An Associate may not recommend to any person either in connection with the Associate’s employment or otherwise any transactions in any securities on the basis of material information, whether or not gained in the course of such Associate’s employment with MetLife and which has not been made known to the general public for at least twenty-four (24) hours.

D.	An Associate may not communicate material nonpublic information to any person except in furtherance of such Associate’s lawful duties as an Associate of MetLife.

E.	In addition, Associates who know or have reason to believe that MetLife or any affiliate is purchasing, selling or actively negotiating with respect to a particular security or other investment in an issuer (or guarantor) (e.g., the provider of a letter of credit for an issuer) of securities (the “issuer”) may not trade for his or her Personal Account the securities of that entity until fifteen (15) days[2] after any such purchase or sale by MetLife or the affiliate without the approval of the SEC/NASD Compliance Director of MetLife or his or her designee (the “Compliance Director”).

The exact scope of what constitutes “material nonpublic information” is a continuously evolving area of law. For purposes of this Policy, “material nonpublic information” should be deemed to be any information about an issuer which is nonpublic because it has not been disseminated in a manner which would cause it to be available to investors generally, provided there is a substantial likelihood that the information would affect the market price for the securities or any information that a reasonable investor would consider important in deciding whether to buy, sell or hold securities of the issuer.

[2]	This fifteen day black-out period does not apply to entities that have a total market capitalization of over $3 billion.

Material nonpublic information about a company or its securities is likely to originate from someone who is an “insider.” The concept of “insider” is very broad. The term includes certain officers, directors and employees of a company. A person can become a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s outside counsel, outside accountants, consultants, bank lending officers, and the employees of such organizations, as well as, in certain cases, secretaries, administrative or legal assistants, messengers and printers. In addition, MetLife itself may become a temporary insider of a company with which it has a business relationship or for which it performs other services. In these situations, the company expects MetLife and its Associates to keep nonpublic information confidential. In addition, a person who receives material nonpublic information from an insider (a “tippee”), may assume the status of an insider with respect to the material nonpublic information received if the tippee knows or should know that this information has been provided in violation of the insider’s duty to keep it confidential.

Any benefit derived from the misuse of material nonpublic information does not have to be monetary, but can be a reputational or goodwill benefit. For example, an insider who provides material nonpublic information to others in order to make it appear that he or she holds an important position, may violate the law. In addition, for example, a parent who provides material nonpublic information to a son or daughter who then purchases or sells securities may violate the prohibition on tipping.

In addition to the general prohibitions against purchasing or selling securities while in possession of material nonpublic information, and against disclosing such information to others who purchase or sell securities discussed above, there is a specific SEC rule concerning trading in connection with tender offers. This rule makes it unlawful to buy or sell securities while in possession of material information relating to a tender offer, if the person buying or selling the securities knows or has reason to know that the information is nonpublic and has been acquired directly or indirectly from the person making or planning to make the tender offer, from the target company, or from any officer, director, partner or employee or other person acting on behalf of either the bidder or the target company. The term “tender offer” generally refers to the purchase of a significant amount of securities of a company at a price above the prevailing market price.

Information should be presumed “material” if it relates to such matters as dividend increases or decreases, earnings and earnings estimates, changes in previously released earnings estimates, significant increases or decreases in orders for a company’s products, dispositions of subsidiaries or divisions, merger or acquisition proposals or agreements, changes in debt ratings, significant new products or discoveries, extraordinary borrowing, significant major litigation, liquidity problems, extraordinary management developments, purchases or sales of substantial assets, actions by a company that may have an impact on the company’s financial condition such as significant write-downs of assets, additions to reserves for bad debts or contingent liabilities, recapitalizations, restructurings, spin offs, leveraged buy-outs, contract awards, new products, voluntary calls of debt or preferred stock, public offerings of debt or equity securities, major price and marketing changes, significant litigation, impending bankruptcy and investigations by government entities. Material information also includes similar major events that would be viewed as having materially altered the total mix of information available regarding a company or the market for its securities.

As a rule, information which is no longer timely or cannot otherwise be reasonably anticipated to have any immediate market impact will lack “materiality.” Among the factors to be considered in determining whether information is actually “material” are the degree of its specificity, the extent to which it differs from information previously disseminated publicly, and its reliability in view of its nature and the source and the circumstances under which it was received.

Nonpublic information is information that has not been publicly disclosed. Information received about an issuer under circumstances which indicate that it is not yet in general circulation in the market place may be deemed to be nonpublic information. As a rule, before determining that information is public, one should be able to point out some readily demonstrable fact to show that the information has been disseminated to the public through, for example, Bloomberg, an SEC filing, a press conference or press release or after delivery of the information to a stock exchange, the Associated Press, The New York Times, The Wall Street Journal or appropriate trade publications, including online communications. In certain situations, the insider may be required to know that the information has been publicly disseminated. One should wait for at least twenty-four (24) hours, after the information has been disseminated to the public through such means, before trading for his or her personal or MetLife account.

3.) Penalties for Insider Trading

Civil and criminal penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers and other controlling persons. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	civil injunctions

•	treble damages

•	disgorgement of profits

•	jail sentences (up to 10 years) for each violation

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether the person actually benefited or the benefit accrued to a tippee of that person, and

•	fines for the employer or other controlling person (i.e., supervisors) of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

Events have shown how severe the penalties for insider trading can be and how becoming involved in insider trading can result not only in such things as fines and/or the loss of a person’s liberty, but can also destroy careers and families and cause public humiliation and disgrace. The late 1980s cases involving Ivan Boesky, Dennis Levine and the recent case involving Martha Stewart are good examples.

In addition, any violation of this Policy can be expected to result in sanctions by MetLife, including, but not limited to, such disciplinary action as a warning, a reprimand, probation, suspension, demotion or dismissal of the persons involved, even if such violation does not also violate the law.

4.) Making a Determination

Any question as to what constitutes material nonpublic information should be resolved in the most conservative fashion (i.e., that the determination be made that the information in question is material nonpublic information) or the question should be referred to the Compliance Director for a ruling.

Before trading for MetLife, yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions.

Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

and

Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in The Wall Street Journal, The New York Times or other publications of general circulation including online communications?

If, after consideration of the foregoing, you have any questions as to whether the information is material and nonpublic, you should consult the Compliance Director.

5.) MetLife Procedures

A.	Proper Course of Conduct for Those Who Possess Material Nonpublic Information

1.	If you have determined that information in your possession may be material and nonpublic (a) you should not purchase or sell the affected securities on behalf of yourself or others, including purchases or sales for any Company or Personal Accounts, (b) you should notify the Compliance Director immediately and consult with the Compliance Director regarding the appropriate course of action, and (c) you should refrain from discussing such information with any other person at MetLife or any of its affiliates except in connection with your lawful duties as an Associate of MetLife.

2.	In addition, if the material nonpublic information was obtained in the course of your employment with MetLife, you should:

(i)	Identify the issuer or issuers of the securities about which such material nonpublic information relates and notify the Director of MetLife’s Risk Process Control Unit in the Investments Department, or his or her designee (the “Risk Process Director”) that such issuer or issuers may need to be placed on the MetLife Restricted List (the “Restricted List”) (see below). Since no one else maintains a complete and current restricted list it is extremely important that the Risk Process Director alone be contacted in this regard.

In order to comply with the federal securities laws and to detect and prevent both the misuse of material nonpublic information as well as the appearance of impropriety in connection with securities transactions, MetLife maintains a confidential Restricted List containing the names of companies about which MetLife or its Associates possess material nonpublic information. The Restricted List identifies securities that are subject to trading restrictions by MetLife and its Associates.

A security may be placed on the Restricted List on any occasion where, under the particular facts and circumstances, it is deemed necessary and appropriate to restrict trading in order to prevent the misuse of material nonpublic information. An issuer’s name is deleted from the Restricted List when, in the judgment of the Risk Process Director, MetLife no longer possesses material nonpublic information about the issuer or its securities.

For the period during which a security is listed on the Restricted List, neither MetLife nor its Associates who have been apprised of such listing may buy or sell, solicit trades in, or recommend the security.

The Risk Process Director maintains a record of each addition to or deletion from the Restricted List. This record reflects the date the security was added to or deleted from the Restricted List and the name(s) of the person(s)

responsible for the addition to or deletion from the Restricted List (and names of all those who, in addition to the person responsible for placing a security on the Restricted List, also possess the information) and a brief summary of the reasons for the inclusion or deletion. The Restricted List is distributed to appropriate personnel. The Restricted List is highly confidential and the contents of the List must not be communicated to any person other than persons deemed appropriate recipients of the Restricted List by the Risk Process Director.

The Risk Process Director also maintains a Watch List for those issuers and their securities where, even though neither MetLife nor its Associates possesses material nonpublic information about such issuers, MetLife or its Associates may, as a result of special relationships or otherwise, appear to be in the position of having such sensitive information.

The Risk Process Director also maintains a Watch List which lists the securities of issuers about whom MetLife or its Associates have in their possession material nonpublic information as well as the names of those persons within MetLife (e.g., the Board of Directors, Executive Group members or senior management) who have been given such material nonpublic information and the date such persons’ names were placed on such list.

(ii)	Do not communicate the material nonpublic information inside or outside MetLife except to other Associates or agents of MetLife or its affiliates who need to know about such information in connection with work being performed on behalf of MetLife or its affiliates. When communicating material nonpublic information to others at MetLife or its agents is deemed necessary, you should inform such other Associates or agents of the confidential nature of such information. You should also notify the Risk Process Director of the identity of those persons so that their names may be added to the Watch List.

Access to material nonpublic information must be restricted. For example, files containing such information should be securely maintained in one’s own office or placed in limited access files within the files of one’s unit or department and access to computer files containing such information must be restricted or especially coded to prevent and detect any improper use of such material.

As long as the information you possess remains material and nonpublic, you must comply with the provisions outlined in this Policy. Thereafter, (i) to the extent the securities of the applicable issuer were placed on a Restricted List or the Watch List, you should notify the Risk Process Director or his or her designee that removal of such securities may be appropriate and, (ii) you may be free to trade on and communicate the relevant information (subject to any other applicable restrictions contained elsewhere in this Policy) after being advised by the Risk Process Director that such issuer has been removed from the Restricted List. Those persons with access to the Restricted List and/or Watch List will be notified of the removal of any securities from such lists. Please note that it is as important for you to notify the Risk Process Director as to when an issuer needs to be deleted from the Restricted List as it is to notify when an issuer needs to be added to the Restricted List.

B.	Personal Securities Transactions

The remainder of this Section I is not applicable to Investments Department Associates.

MetLife has several levels of reporting and monitoring with respect to personal securities transactions based on the nature of the Associate’s duties and responsibilities at MetLife and the assessed likelihood of the Associate having access to material nonpublic information in the course of his or her employment.

The following procedure is applicable to all MetLife Associates who are deemed Access Persons pursuant to the definition of Access Person contained herein. In addition, an Associate who is deemed an Access Person pursuant to the personal trading policies and procedures of MetLife Advisers, LLC, MetLife Investors Advisory, LLC, and MetLife’s Retail Investment Advisers (Walnut Street Securities, Inc., Walnut Street Advisors, Inc., New England Securities Corp. and MetLife Securities, Inc.) must comply with the requirements of each of the policies and procedures to which they are subject. An Associate who is deemed an Access Person pursuant to the personal trading policies and procedures of MetLife’s Investments Department need only comply with the reporting requirements of the Investments Department Personal Trading Policies and Procedures Manual and are not required to comply with the following personal securities transactions reporting requirements.

C.	Personal Accounts and Personal Securities Transactions Reports

MetLife requires certain Associates who may have access to material nonpublic information in the course of carrying out their duties, to report all personal securities transactions on a quarterly basis. Each Department Head will be requested to supply the Compliance Director with a list of such Associates. In addition, the Compliance Director will request each Department Head to periodically review the list of access persons on file with the Compliance Director for accuracy and completeness. Depending upon the likelihood that an Associate could obtain access to material nonpublic information, Associates within particular departments or units may be exempted from reporting. In addition, certain Associates not regularly required to submit personal securities transaction reports may be required to do so on a temporary basis as circumstances may warrant. Such Associates will be so notified by their Department Head or by the Compliance Director.

6.) Personal Trading

Reporting of Securities Transactions

All members of the Board of Directors of MetLife, Inc., certain officers of MetLife and any Associate notified by his or her Department Head or the Compliance Director (collectively “Access Persons”) must report, in the manner described below, each purchase or sale of a Security made during the quarter in which the Access Person or a Family Member of the Access Person has any direct or indirect Beneficial Ownership. MetLife has licensed an on-line system called Star Compliance (the “System”) that will permit each Access Person to report his/her personal securities transactions electronically. All personal securities transactions reports will be reviewed against the Restricted List in effect at the time of the particular purchase or sale transaction and the Compliance Director will conduct investigations, as warranted, into potential instances of insider trading.

Quarterly Transactions Report

The System will generate a Personal Securities Transaction Report from the transaction information entered into the System by, or on behalf of, an Access Person. Each Access Person must sign, electronically, and submit through the system his or her Personal Securities Transaction Report regardless of whether the Access Person made any reportable purchases or sales during the period in question. The Personal Securities Transaction Report must be submitted within thirty (30) days after the end of each calendar quarter. The quarterly Personal Securities Transaction Report shall contain the following information:

•	Name of the issuer of the Security and a description of the Security (such as common or preferred stock or interest rate and maturity, class, tranche, type or description), including CUSIP or private placement number, if applicable.

•	Number of shares (or principle amount as to debt Securities)

•	Price per share or bond at which transaction was effected.

•	Total purchase price or sale amount.

•	Interest rate, yield and maturity date (if applicable).

•	Nature of transaction (buy, sell, hedge).

•	Trade Date.

•	Name of Security Fiduciary through which the transaction was effected, if applicable.

•	Owner(s) of the Personal Account, if any.

•	Period covered by the report.

•	Name and signature of the Access Person

Each Personal Securities Transaction Report must cover the following types of transactions occurring during the previous quarter:

•	Inheritance – Securities acquired through inheritance.

•	Gifts – Securities acquired or disposed of by gift.

•	Tender or Exchange Offers – Acquisitions and dispositions of Securities pursuant to a tender offer or exchange offer.

•	Stock Options – Acquisitions and dispositions or Securities pursuant to stock options.

•	Stock Splits or Similar Non-Volitional Acquisitions – The acquisition of additional Securities through the reinvestment of income, dividend and capital gains in mutual funds, stock splits, stock dividends, exercises of rights and exchanges or conversions affecting Securities previously owned; and any decrease in Securities owned on account of a reverse stock split.

The following Securities are excepted from the quarterly reporting requirements set forth in this section:

•	Purchases or sales of Money Market Instruments.

•	Purchases or sales of instruments issued or guaranteed as to principal or interest by the U.S. government, any U.S. government agency or any U.S. government sponsored enterprise.

•	Purchases or sales of shares of registered open-end investment companies (mutual funds) with the exception of affiliated mutual funds which must be reported.

•	Purchases or sales of currencies and Derivative Instruments related to currencies.

•	Systematic Investment Plans - Acquisitions or dispositions of Securities pursuant to a systematic investment plan, including, but not limited to, a payroll deduction plan or non-discretionary purchases pursuant to an automatic dividend or interest reinvestment plan.

•	Discretionary Accounts - Purchases or sales of Securities in which an Access Person or a Family Member of an Access Person has Beneficial Ownership, if neither the Access Person nor the Family Member has any Control over such Securities because they are under the discretionary management of another person, and (a) the Access Person enters into a letter agreement with that person, in substantially the form set forth in Appendix C, at the later of the time that person obtains such Control or the Access Person joins MetLife, and (b) the Access Person, during the month of January of each calendar year, enters into a similar letter agreement for the calendar year.

Annual Holdings Report

On or before January 31, of each calendar year, each Access Person shall submit to the Compliance Director, through the System, an Annual Holdings Report showing all Securities of which the Access Person or a Family Member of the Access Person has Beneficial Ownership as of December 31 of the preceding calendar year. If the Annual Holdings Report is not entered through the System, an Access Person may send a hard copy of the Annual Holdings Report to the Compliance Director and should attach the annual statement from each applicable Security Fiduciary, for each Personal Account of which the Access Person or a Family Member of the Access Person has Beneficial Ownership. An Access Person delivering a hard copy of the Annual Holdings Report to the Compliance Director shall mail it to MetLife, Corporate Ethics and Compliance, One MetLife Plaza, Long Island City, NY 11101, Attn: Eileen Fredrickson.

The following information must be included in the report:

•	Date the report is submitted.

•	Name of the issuer of each Security and a description of the Security (such as common or preferred stock or interest rate and maturity, class, tranche, type or other designation), including CUSIP or private placement number, if applicable.

•	Number of shares or principal amount of each Security.

•	Owner(s) of each Personal Account of the Access Person and each Family Member of an Access Person, if any.

•	Name, address and contact person’s name, address and telephone number for each Security Fiduciary with whom the Access Person or any applicable Family Member of the Access Person maintains a Personal Account.

•	Name and signature of the Access Person.

Acknowledgment

Each Access Person will receive a copy of this Policy, and shall acknowledge, through the System, if able, or otherwise in writing to the Compliance Director (see Appendix B), within thirty (30) days of receipt of this Policy, that the Access Person has read this Policy, and agrees to comply with the provisions of this Policy.

In addition, each Access Person must acknowledge, through the System, if able, or otherwise in writing to the Compliance Director, within thirty (30) days after the end of each calendar year, that the Access Person has:

•	Read the provisions of this Policy.

•	Reported, as required by the provisions of this Policy, all purchases and sales of Securities by such Access Person and any applicable Family Member of the Access Person during such calendar year.

•	Reported all brokerage and custody or other accounts of the Access Person and any applicable Family Member of the Access Person with each Security Fiduciary.

•	Reported the Beneficial Ownership of all Securities of the Access Person and any applicable Family Member of the Access Person.

•	Complied with all provisions of this Policy.

Private Placement Preclearance

No Access Person or any Family Member of an Access Person may acquire Beneficial Ownership in any Security in a private placement, unless the Access Person (for his or her self or on behalf of a Family member) obtains, in advance of the transaction, written preclearance for that transaction from the Compliance Director.

The Compliance Director may revoke a preclearance any time after it is granted and before the transaction is executed. The Compliance Director may deny or revoke the request for any reason.

Initial Public Offerings Prohibition

No Access Person or any Family Member of an Access Person may acquire any Beneficial Ownership in any Security in an initial public offering.

All information concerning Personal Accounts and transactions effected therein shall be maintained by MetLife for six years. Such information will be maintained on a confidential basis and will be reasonably secured to prevent access to such records by any unauthorized personnel.

7.) Supervisory Procedures

A.	Preventative Measures

The Compliance Director will review the Personal Securities Transaction Reports in conjunction with information concerning MetLife’s securities activities to determine if any questionable trading activity has occurred or if there has been any other trading which in the judgement of the Compliance Director may be questionable. If any such trading does appear to have occurred, the Compliance Director will seek to determine the extent, if any, to which MetLife’s policies regarding the use of material nonpublic information have been violated.

In determining whether to initiate an inquiry, the Compliance Director shall, at a minimum, consider the following:

•	the size of the account;

•	prior trading activity in the account;

•	size of the trade in question;

•	type of transaction, e.g., short sale or option transaction;

•	the timing of the trade in relation to receipt by MetLife of material non-public information;

•	relationships between the trader and persons or departments that received material nonpublic information; and

•	any pattern of trading.

The Compliance Director will maintain a record of each investigation of possible misuse of material nonpublic information. The record shall include such information as the Compliance Director may deem appropriate, including the following information:

•	the name of the security;

•	the date on which the investigation was commenced;

•	an identification of the accounts involved; and

•	a summary of the disposition of the investigation

If a violation appears to exist, the Compliance Director will take such action as he or she shall deem appropriate, including referral to MetLife’s senior management, sanctions against the Associate(s) involved and/or referral of the matter to appropriate regulatory authorities.

B.	Education

Periodically, informational material describing the basic elements of MetLife’s Policy with respect to material nonpublic information will be distributed to all Associates subject to the personal reporting requirements set forth herein. Such educational materials may include brochures, videotapes, CD-ROMs, articles in MetLife internal publications, training materials, segments on the “MetLife News,” etc.

8.) Review of Procedures

This Policy will be reviewed no less frequently than annually and appropriate revisions to it will be made from time to time as dictated or suggested by guidelines promulgated by the SEC, developments in the law, questions or interpretation and application and practical experience with the procedures contemplated by this Policy.

A. Overall Supervision

Overall responsibility for supervision and implementation of the programs and procedures described in this Policy rests with the Compliance Director. The Compliance Director has the authority to expand the certification and personal securities transactions reporting requirements to any Associate or group of Associates of MetLife as the

Compliance Director shall deem appropriate, on a temporary or permanent basis. In addition, failure by any Associate to comply with any of the various reporting requirements specifically imposed by this Policy upon him or her, including the filing of false information, may subject the Associate to sanctions by MetLife including possible dismissal.

B. Consultation

Compliance with applicable laws and with MetLife’s policies described in this Policy and MetLife’s Policy Guide for Business Conduct or any other policy or procedure with respect to insider trading, is the responsibility of each person. However, interpretative questions may arise, such as whether certain information is material or nonpublic, or whether the restrictions on trading in securities set forth in this Policy are applicable in a given situation. The Compliance Director should be contacted if you have any questions whatsoever concerning this Policy.

APPENDIX A

Definitions

As used in this Policy, the following capitalized terms shall have the indicated meanings, and such meanings shall apply equally to the singular and plural forms of such terms.

1.	“Beneficial Ownership” means the ownership of a Security, by a person who, directly or indirectly, though any contract, arrangement, understanding, relationship or otherwise, has or shares a Direct Pecuniary Interest or an Indirect Pecuniary Interest in such Security. Pecuniary Interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a Security or transaction affecting a Security. A person has a Direct Pecuniary Interest in each Security (a) held in that person’s name or in the name of any nominee for, or Personal Account of, that person, or (b) as to which a person, by contract, arrangement, power of attorney, understanding, relationship or otherwise has Control.

A person has an Indirect Pecuniary Interest in each Security (a) owned by or Controlled by (i) a Family Member, (ii) a general or limited partnership of which a person or a Family Member is a general partner or which is Controlled by such person or Family Member, (iii) a corporation, limited liability company or similar entity Controlled by an Associate or a Family Member, or (iv) a trust, an estate or another custodial or other similar relationship of which the Associate or a Family Member has the right to purchase or sell through the exercise or conversion of any Derivative Instrument, whether or not presently exercisable or convertible.

2.	“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the disposition or voting of a Security, whether through ownership, by Contract or otherwise. “Control “ includes the terms “Controlling” or “Controlled”.

3.	“Derivative Instrument” means an agreement, option, contract, instrument or series or combination thereof

(a)	to make or take delivery of, or assume or relinquish, a specified amount of one or more underlying interests, or to make a cash settlement in lieu thereof, or

(b)	that has a price, performance, value or cash flow based primarily on the actual or expected price, level, performance, value or cash flow of one or more underlying interests. “Derivative Instruments” include caps, collars, floors, forwards, futures, options, stock appreciation rights, straddles, swaps, warrants and other Securities related to the value of other Securities and any other agreements or instruments substantially similar thereto or any series or combination thereof.

4.	“Family Member” means an individual’s spouse, child, step-child, grandchild, parent, step-parent, grandparent, sibling, or in-law, but only if any such person is living in the Associate’s same household or is economically dependent upon the Associate and any other person whose investments are directly or indirectly Controlled by the Associate. Family Member also includes, but is not limited to, any unrelated person who resides with or is economically dependent upon, or whose investments are directly or indirectly Controlled by, the Associate, such as a “significant other”.

5.	A “Personal Account” means an account or any retirement, savings, investments, deferred compensation or other benefit or compensation plan for the purchase, sale or ownership of Securities, with a Security Fiduciary otherwise, of which an Associate or a Family Member has Beneficial Ownership.

6.	“Policy” means MetLife’s Insider Trading Policies and Procedures

7.	“Security” shall have the meaning set forth in Section 2(1) of the Securities Act of 1933 as amended, except that it shall not include shares of registered open-end investment companies issued or sponsored by organizations not affiliated with MetLife, securities issued by the Government of the United States of America, short term debt securities that are “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, bankers acceptances, bank certificates of deposit, commercial paper and such other money market instruments as designated by the Compliance Director. Any prohibition or reporting obligation relating to a security shall apply equally to any option, warrant or right to purchase or sell such security and to any security convertible into or exchangeable for such security. Any question about whether a particular instrument is or is not a “security” should be referred to the Compliance Director.

8.	“Security Fiduciary” means any broker, bank, trust company, investment adviser, investment manager, counterparty or other similar entity.

APPENDIX B

ACKNOWLEDGMENT FORM

PLEASE SIGN AND DATE AND RETURN TO:

Compliance Director

Metropolitan Life Insurance Company,

Corporate Ethics and Compliance

One MetLife Plaza

Long Island City, NY 11101

Attn: Eileen Fredrickson

I hereby acknowledge that I (a) have received and read the MetLife Insider Trading Policies and Procedures, (b) will comply with the provisions of such Policy, and (c) will direct all questions concerning such Policy to the Compliance Director or his designee.

Signature:

Print Name:

Title:

Date:

APPENDIX C

Sample Letter to Broker Regarding Discretionary Account

Date

[Name of Security Fiduciary]

[Address of Security Fiduciary]

Dear

I am affiliated with Metropolitan Life Insurance Company (“MetLife) and am obliged to comply with the MetLife Insider Trading Policies and Procedures (“Policy”) as to my personal investing activities. As such, I would like to confirm with you, as investment adviser/manager for my Account(s) (A/C #                    ), the manner in which my assets are to be invested and the degree of communication which you and I will have with respect to such Account (s).

This is to confirm that I must not be (a) allowed to effect any transaction in or with such Account(s), and (b) consulted about, or have any input into or knowledge of, any transaction effected by you, as an investment adviser for such Account(s), as to any individual security prior to the execution of such transaction. I am permitted, consistent with the Policy, to discuss with you broad policy matters, such as overall defensive or aggressive postures, asset allocation by broad categories, tax matters such as tolerance for gains and losses and cash disbursement requirements for taxes purposes or otherwise.

Please sign in the space indicated below acknowledging your agreement with this arrangement and return the original to: MetLife, Corporate Ethics and Compliance, One MetLife Plaza, Long Island City, NY 11101, Attn: Eileen Fredrickson, with a copy to me.

Thank you for your assistance.

Sincerely,

[Access Person]

The foregoing is accepted and agreed to:

[Name of Security Fiduciary]

By:
Name:
Title:

Dated:

SECTION II

MetLife Investments Department

Personal Trading Policies and Procedures Manual

1.)	POLICIES

A.	INTRODUCTION

This Personal Trading Policies and Procedures Manual (“Manual”) sets forth the Policies and Procedures with which the Investments Department (“Department”) of Metropolitan Life Insurance Company requires each Access Person to comply with in connection with their personal investment transactions. Each capitalized term used in this Manual has the meaning set forth in Appendix A attached hereto. Each Access Person should carefully read Metropolitan Life Insurance Company’s “Insider Trading Policies and Procedures” in conjunction with this Manual, a copy of which is attached to this Manual.

For purposes of this Manual, an Access Person is (a) each person on the Department’s payroll, whether full-time or variable pay, (b) each person who directly reports to the Department, such as local nationals working in one of the Department’s foreign offices, and (c) each other person designated by the Department.

The Department requires all Access Persons to conduct business in a manner that meets the highest standards of ethics, honesty and integrity. Inherent in all of the Department’s business relationships is the fundamental responsibility to deal fairly with each Account managed by the Department. In order to meet those standards and satisfy that responsibility, the Department requires each Access Person to comply with the Policies and Procedures set forth in this Manual.

Each Access Person must sign a statement, in the form of Appendix B, acknowledging that the Access Person has read this Manual, and agrees to comply with all provisions hereof. Failure to comply fully with this Manual may result in adverse employment action, including termination. In addition, if an Access Person were to violate federal insider trading laws, MetLife is required to report the actions of the Access Person to the Securities Exchange Commission (“SEC”). The SEC may bring civil and criminal charges against the Access Person. If convicted a person may face a jail sentence of up to 10 years for each violation, disgorgement of profits and substantial fines. MetLife may also be subject to substantial fines for failing to properly supervise the Access Person. Please carefully review Section 2.) H. hereof.

The Ethics Officer (“Ethics Officer”) designated by the Chief Investment Officer of MetLife will assist each Access Person in interpreting this Manual. An Access Person should direct any questions concerning any provision of this Manual to the Ethics Officer.

B.	PRINCIPLES

An Access Person shall not:

•	Use material non-public information gained through the Access Person’s employment by MetLife or otherwise, for the Access Person’s personal benefit; or

•	Engage in Front-Running.

Material non-public information (“MNPI”) is information not known to the public that, if disclosed, could reasonably be expected to affect the judgment of buyers and sellers and the price of a company’s securities. While it is not possible to define with precision what constitutes “material” information, the following are non-exclusive examples of information which might be deemed to be material: information about earnings, dividends, acquisitions, mergers, recapitalizations, restructurings, spin-offs, leveraged buy-outs, contract awards, inventions, voluntary calls of debt or preferred stock issues, significant personnel changes and possible litigation or governmental or self-regulatory organization proceedings. Information is considered nonpublic if it has not been disclosed to the public. Generally, information is considered disclosed to the public if it has been published in newspapers or other media, has been the subject of a press release or a public filing with the SEC and, in all cases, at least 24 hours has passed since the publication, release or filing.

MNPI may include “confidential information” and “proprietary information”. “Confidential information” means nonpublic information provided by a source outside of MetLife (such as a client, prospective client or other third party, or partners, officers or employees of, or lawyers, accountants or other professionals involved with, a client, prospective client or other third party) with the expectation that such information must be kept confidential and used solely for the business purpose for which it was conveyed, and includes materials that contain or are derived from such information.

“Proprietary information” means nonpublic information, analysis and/or plans that are created, developed or obtained by MetLife for business purposes. It may include the following: unpublished research; information about investment, trading or financial strategies or decisions of MetLife; information about the securities or futures trading positions or trading intentions of MetLife; pending or contemplated orders of clients of MetLife; advice to clients of MetLife; and analysis prepared by MetLife for itself or for its clients about companies that are possible candidates for acquisition, merger or sale of assets.

C.	APPLICABILITY

This Manual applies to each Security and to each purchase or sale of a Security as to which an Access Person or any Family Member of an Access Person has any Beneficial Ownership, including, but not limited to, the right to purchase or sell any Security through the exercise or conversion of a Derivative Instrument.

An Access Person is considered to have Beneficial Ownership of a Security, if the Security is:

•	Held in the Access Person’s name.

•	Held in the name of a Family Member of the Access Person.

•	Held by a Personal Account with a Security Fiduciary over which the Access Person or any Family Member of the Access Person exercises Control, if at least one person that has Beneficial Ownership of such Personal Account is the Access Person or a Family Member of the Access Person.

•	Held by a trust, an estate or any similar entity of which the Access Person or a Family Member of the Access Person is a beneficiary if the Access Person or a Family Member of the Access Person has Control as to such trust, estate or entity.

•	Held by an entity or other person (including, but not limited to, a general or a limited partnership, a corporation, a trust or a limited liability company), if the Access Person or a Family Member of the Access Person is a general partner of, has Control of or is authorized to make any investment decision for such entity or person.

The foregoing is not intended as an exhaustive list of all Securities to which this Manual should apply. If an Access Person needs clarification as to whether the provisions of this Manual apply to any transaction affecting any Security, the Access Person should ask the Ethics Officer for such clarification.

This Manual applies to all Securities owned by an Access Person or a Family Member of an Access Person. This Manual, however, does not apply to personal investments that are not Securities, such as real estate, mortgages, art and other collectibles.

D.	RESPONSIBILITIES

1.	Responsibilities of the Ethics Officer

The Ethics Officer shall:

•	Enforce the provisions of this Manual.

•	Review all purchases and sales of Securities reported by any Access Person, and compare them with the Restricted List and purchases and sales of Securities by the Accounts.

•	Investigate each alleged violation of these Policies and Procedures, and, as a part of that investigation, allow the Access Person an opportunity to explain why the violation did or did not occur.

•	If the Ethics Officer concludes that an Access Person has violated any provision of these Policies and Procedures, the Ethics Officer shall prepare a report of such violation and such investigation (“Violation Report”), and shall recommend to the Ethics Committee steps to address such violation, including recommending to the Ethics Committee sanctions against the violator.

•	Periodically review the Department’s supervisory structure, compliance procedures and monitoring processes as to personal trading by Access Persons and Family Members of Access Persons to ensure that they comply with current laws, rules and regulations and MetLife’s policies.

•	Review and dispose of each request for a waiver of, or exception from, the provisions of this Manual.

2.	Responsibilities of Ethics Committee

The Ethics Committee shall consist of Metropolitan Life Insurance Company ‘s Chief Investment Officer, the Ethics Officer and the Ethics Counsel. The Ethics Committee will review each Violation Report and any other relevant information, and will, as deemed appropriate, impose sanctions on a violator of any provision of these Policies and Procedures, which may include a letter of censure, recommendation that the violator’s performance rating and/or annual incentive compensation be reduced, probation, suspension, demotion or termination of employment.

In addition, the Ethics Committee will meet at least once during each calendar quarter for the following reasons:

•	Review a quarterly report prepared by the Ethics Officer as to each Violation Report and other compliance matters that occurred during the previous quarter.

•	Review proposals as to modifications to this Manual.

•	Review and dispose of each appeal of a decision of the Ethics Officer.

2.)	PROCEDURES

A.	SECURITIES OWNED; PERSONAL ACCOUNTS

1.	Annual Holdings List

Each Access Person must deliver annually to the Ethics Officer an Annual Holdings List in the form and manner set forth in Section 2.) F.3 below.

2.	New Employee List

Within ten (10) days after the employment start date of each newly hired Access Person, such Access Person must deliver, through the System, if able, or otherwise in writing to the Ethics Officer, an initial list of the holdings of Securities of the Access Person and of each Family Member of the Access Person, prepared as of the start date, meeting the requirements of Section 2.) F.3 below.

3.	Directions to Security Fiduciaries

Each Access Person must, by letter (see Appendix C), direct each Security Fiduciary with which the Access Person or any Family Member of the Access Person maintains a Personal Account to promptly send to Metropolitan Life Insurance Company, Attention: Ethics Officer, P.O. Box No. 1941, Morristown, NJ 07962-1941, the following documents, either by mail or, if available, by direct electronic feed:

•	Duplicate Confirmations. A duplicate confirmation (including, but not limited to, each revised confirmation) with respect to each purchase or sale of a Security in each Personal Account maintained by the Access Person or any Family Member of the Access Person.

•	Annual Account Statements. A copy of each account statement for each such Personal Account that shows each Security as to which the Access Person or a Family Member of the Access Person has Beneficial Ownership. The Access Person must require each Security Fiduciary to (a) prepare an account statement as of December 31st of each year (or monthly, if available electronically from the Security Fiduciary), and (b) deliver each such account statement to the above address no later than 30 days after each such year-end (or month-end).

B.	PRE-CLEARANCE

1.	Obtaining Pre-Clearance

The Department has licensed a computer system (“System”) that will permit each Access Person to obtain prompt advice as to whether the Access Person or a Family Member of the Access Person may purchase or sell a Security. The System will compare all requested and actual personal purchases and sales of Securities by each Access Person and each Family Member of the Access Person with the Restricted List and all purchases and sales of Securities by the Department in order to permit the Ethics Unit to determine whether such personal purchases and sales involve the Access Person or a Family Member of the Access Person in potential Front-Running or trading on the basis of MNPI or other potential violations of laws, regulations or rules applicable to the purchase or sale of Securities.

Each Access Person must request pre-clearance, before the Access Person or a Family Member of the Access Person purchases or sells a Security (other than those set forth in Section 2.) D. under the caption “Exemptions”), either by using the System or, if the Access Person is unable to use the System, by contacting the Ethics Unit by telephone, e-mail or writing. Any Access Person who is subject to the pre-clearance of MetLife, Inc. stock by the Corporate Secretary must first obtain pre-clearance of the MetLife, Inc. stock from the Corporate Secretary before submitting a request for pre-clearance through the System. The Ethics Unit will process and maintain records of all such requests. Telephone, e-mail or written requests will be handled on a case-by-case basis, and will be subject to the availability of access to the System. The Ethics Unit will promptly respond to telephone, e-mail or written requests for pre-clearance only if the Access Person cannot access the System.

An Access Person or a Family Member of the Access Person may not purchase or sell a Security (other than those set forth in Section 2.) D. under the caption “Exemptions”), unless the Access Person has first provided the following information, as applicable, and obtained pre-clearance from the System or the Ethics Unit prior to directly or indirectly initiating, or in any way participating in, the purchase or sale of such Security:

•	Name of issuer of the Security and a description of the Security (such as common or preferred stock or interest rate and maturity, class, tranche, type or other designation), including CUSIP or private placement number, if applicable.

•	Nature of transaction (such as a buy, sell or Derivative Instrument).

•	Whether the transaction involves the purchase of an equity security in an initial public offering.

•	Name of Security Fiduciary who will effect such purchase or sale.

•	Personal Account Number.

•	Number of shares (or principal amount as to debt Securities).

•	If readily available, current price information of the Security.

•	Order type (such as market, limit or good until cancelled).

Obtaining pre-clearance does not relieve an Access Person from complying with all provisions of this Manual, including, but not limited to, (a) the prohibition against purchases or sales of Securities while in possession of MNPI, and (b) the requirement that such purchases or sales must comply with all applicable laws, regulations and rules, including, but not limited to, the prohibitions against Front-Running.

If the Access Person is not granted pre-clearance by the System, the Access Person may request a waiver from the Ethics Officer. The Access Person may submit each such request through the System, if able, or otherwise in writing to the Ethics Officer, describing fully the basis for requesting such waiver. The Ethics Officer may grant or deny such waiver in the sole discretion of the Ethics Officer.

2.	Effective Date of Pre-Clearance

In general, each pre-clearance of a purchase or sale is effective only for the business day on which the pre-clearance is obtained provided that if pre-clearance is obtained after 3 p.m. it is effective until 4 p.m. of the following business day. If any purchase or sale approved by such pre-clearance is not executed within that period, the Access Person must obtain a new pre-clearance. However, a pre-clearance request for an open order (including, but not limited to, a limit order or a “good until cancelled” order) is effective until the transaction subject thereto is completed. However, before making any change in the terms of the order, the Access Person must obtain a new pre-clearance.

3.	Approval of Pre-Clearance Request

The System or the Ethics Unit will pre-clear purchases and sales of Securities that appear to (a) present no reasonable likelihood of harm to any Account, (b) not involve the use of MNPI, and (c) not to violate any applicable law, regulation or rule.

The System will maintain a record of each request and its approval or disapproval, and the System or the Ethics Unit will notify the requesting Access Person of each such approval or disapproval. For all requests made outside of the System, the Ethics Unit will confirm, in writing or by e-mail in a standard format, the approval or disapproval of each request. The Ethics Unit will maintain the original form, and will send a copy to the requesting Access Person.

Transactions Likely to Receive Approval. The following purchases or sales will likely be pre-cleared (as they usually do not involve Front-Running), unless the Department or the Access Person involved has MNPI as to the Security in question:

•	Purchases or sales of Securities of an issuer that has an equity market capitalization of $3 billion or more

•	Purchases effected by the exercise of rights or warrants issued pro rata to all holders of a class of Securities or the sale of rights so issued.

•	Transactions involving the exercise of a stock option issued by MetLife to an Access Person or by the firm employing a Family Member of an Access Person.

•	Purchases or sales of (a) shares of unit investment trusts or other entities the performance of which is designed to track closely the performance of a broad- based index (including, but not limited to, SPDRs) and (b) Derivative Instruments tied to the performance of a broad-based index.

In no event shall any Access Person purchase or sell any Security if the Access Person possesses MNPI affecting such Security.

4.	Denial of Pre-Clearance Request

The System or the Ethics Unit will deny pre-clearance as to any proposed purchase or sale of a Security that appears to (a) present a reasonable likelihood of harm to any Account, (b) involve the use of MNPI or (c) violate any applicable federal securities law, regulation or rule.

Unless one of the Transactions Likely to Receive Approval (as set forth in Section 2.) B.3) is involved, pre-clearance will also be denied if the Trade Date of a proposed purchase or sale falls within fifteen (15) calendar days after an Account has purchased or sold the Security. For example, if a purchase or sale by an Account is initiated on June 1, an Access Person may not purchase or sell that Security until June 16.

C.	PROHIBITIONS AND RESTRICTIONS

1.	Initial Public Offering

Certain Access Persons who have the authority to buy or sell Securities on behalf of Metropolitan Life Insurance Company cannot purchase an equity security in an initial public offering.

2.	Private Placements

In considering a request for the purchase of a Security in a Private Placement, the Ethics Officer will determine whether the Private Placement should be reserved for an Account, and whether the opportunity is being given to the Access Person because of the Access Person’s position with the Department.

An Access Person who receives approval to invest in a Private Placement of a Security and who, at a later date, anticipates participating in the investment decision process regarding the purchase of Securities of the issuer of that Private Placement on behalf of any Account must disclose to the Ethics Officer the Access Person’s prior investment in the Private Placement before participating in the investment decision process.

The Ethics Officer may revoke a preclearance any time after it is granted and before the transaction is executed. The Compliance Director may deny or revoke the request for any reason.

3.	Investment Clubs

An Access Person and a Family Member of an Access Person may not form or participate in an Investment Club, unless the Access Person obtains an approval from the Ethics Officer. After receiving such approval, the Access Person must pre-clear each purchase or sale of a Security by the Investment Club.

4.	MetLife, Inc.

Access Persons may not purchase Securities of MetLife, Inc. while in the possession of MNPI. In addition, designated MetLife officers may not purchase MetLife, Inc. Securities during certain blackout periods, which occur before and after the announcement of quarterly earnings.

D.	EXEMPTIONS

The following purchases or sales are exempt from the pre-clearance requirements:

•	Purchases or sales of Money Market Instruments.

•	Purchases or sales of instruments issued or guaranteed, as to principal or interest, by the U.S. government, any U.S. government agency or any U.S. government sponsored enterprise.

•	Purchases or sales of shares of registered, open-end investment companies (mutual funds); however, purchases and sales of shares of closed-end investment companies must be pre-cleared.

•	Purchases or sales of currencies and Derivative Instruments related to currencies.

•	Systematic Investment Plans. Acquisitions or dispositions of Securities pursuant to a systematic investment plan, including, but not limited to, a payroll deduction plan, non-discretionary purchases pursuant to an automatic dividend or interest reinvestment plan. Please note that such acquisitions and dispositions (other than non-discretionary purchases pursuant to automatic dividend or interest reinvestment plans) must be pre-cleared unless the Access Person has notified the Ethics Officer, in writing, of the participation in such plan by the Access Person or a Family Member of the Access Person.

•	Discretionary Accounts. Purchases or sales of Securities in which an Access Person or a Family Member of an Access Person has Beneficial Ownership, if neither the Access Person nor the Family Member has any Control over such Securities because they are under the Discretionary Account management of another person, and (a) the Access Person enters into a letter agreement with that person, in substantially the form set forth in Appendix D, at the later of the time that person obtains such Control or the Access Person joins the Department, and (b) the Access Person, during the month of January of each calendar year, enters into a similar letter agreement for the calendar year.

E.	HARDSHIP EXEMPTIONS OR EXCEPTIONS

In rare situations where unique circumstances exist, hardship exemptions or exceptions may be granted, in the sole discretion of the Ethics Officer and with the concurrence of the Ethics Counsel, with respect to certain provisions of this Manual. The Ethics Officer will address such situations on a case-by-case basis.

F.	REPORTING AND DISCLOSURE

1.	Quarterly Transactions Report

Each Access Person must report on a quarterly basis, in a manner approved by the Department, each purchase or sale of a Security made during the quarter in which the Access Person or a Family Member of the Access Person has any direct or indirect Beneficial Ownership. As to all purchases and sales of Securities reported as provided in this Manual, the System will generate a Quarterly Report due from each Access Person. Each Access Person must sign (either electronically or manually), and deliver the Quarterly Report to the Ethics Officer, whether or not the Access Person made any reportable purchases or sales, within five (5) business days after the end of each calendar quarter.

Reports filed pursuant to this Section 2.) F.1. shall contain the following information:

•	Name of the issuer of the Security and a description of the Security (such as common or preferred stock or interest rate and maturity, class, tranche, type or description), including CUSIP or private placement number, if applicable.

•	Number of shares (or principal amount as to debt Securities).

•	Price per share or bond at which transaction was effected.

•	Total purchase price or sale amount.

•	Interest rate, yield and maturity date (if applicable).

•	Nature of transaction (buy, sell or Derivative Instrument).

•	Trade Date.

•	Name of the Security Fiduciary through which the transaction was effected, if applicable.

•	Owner(s) of the Personal Account, if any.

•	Date the report is submitted by the Access Person.

•	Period covered by the report.

•	Name and signature of the Access Person.

Each Quarterly Report must cover the following types of transactions occurring during the quarter covered by the Quarterly Report:

•	Pre-Cleared Transactions. Each purchase or sale of a Security subject to the pre-clearance requirements set forth under Section 2.) B. “Pre-Clearance”.

•	Inheritance. Securities acquired through inheritance.

•	Gifts. Securities acquired or disposed of by gift.

•	Tender or Exchange Offers. Acquisitions and dispositions of Securities pursuant to a tender offer or an exchange offer.

•	Stock Options. Acquisitions or dispositions of Securities pursuant to stock option plans.

•	Stock Splits and Similar Acquisitions. The acquisition of additional Securities through the reinvestment of income, dividend and capital gains in mutual funds, stock splits, stock dividends, exercises of rights and exchanges or conversions affecting Securities previously owned; and any decrease in Securities owned on account on a reverse stock split.

•	Non-volitional. Purchases or sales that are non-volitional on the part of the Access Person (including, but not limited to, purchases made pursuant to stock splits, stock dividends or similar actions by an issuer).

2.	Security Types and Transactions Exempt from Reporting

Access Persons are not required to report on their Quarterly Reports and Annual Holdings List securities transactions that are exempt from the pre-clearance requirements set forth in Section 2.) D. above.

3.	Annual Holdings List

On or before January 31, of each calendar year, each Access Person shall send to the Ethics Officer, using the System or in writing, an Annual Holdings List showing all Securities of which the Access Person or a Family Member of the Access Person has Beneficial Ownership as of December 31 of the preceding calendar year. Each Access Person shall update the Annual Holdings List annually through the System, if able, or otherwise in writing to the Ethics Officer. The List must attach the annual statement from each applicable Security Fiduciary, for each Personal Account of which the Access Person or a Family Member of the Access Person has Beneficial Ownership. The Access Person shall deliver the List to the Ethics Officer or mail it to Metropolitan Life Insurance Company, Attention: Ethics Officer, P.O. Box 1941, Morristown, New Jersey 07962-1941.

The following information will be included in the report:

•	Date the report is submitted.

•	Name of the issuer of each Security and a description of the Security (such as common or preferred stock or interest rate and maturity, class, tranche, type or other designation), including CUSIP or private placement number, if applicable.

•	Number of shares or principal amount of each Security.

•	Owner(s) of each Personal Account of the Access Person and each Family Member of an Access Person, if any.

•	Name, address and contact person’s name, address and telephone number for each Security Fiduciary with whom the Access Person or a Family Member of the Access Person maintains a Personal Account.

•	Name and signature of the Access Person.

G.	ACKNOWLEDGMENTS

Each Access Person will receive a copy of this Manual, and shall acknowledge, through the System, if able, or otherwise in writing to the Ethics Officer (see Appendix B), within thirty (30) days of receipt of this Manual, that the Access Person has read this Manual, and agrees to comply with the provisions of this Manual.

In addition, each Access Person must acknowledge, through the System, if able, or otherwise in writing to the Ethics Officer, within thirty (30) days after the end of each calendar year, that the Access Person has:

•	Read the provisions of this Manual.

•	Reported and pre-cleared, as required by the provisions of this Manual, all purchases and sales of Securities by such Access Person or any Family Member of the Access Person during such calendar year.

•	Reported all Securities, as required by the provisions of this Manual to be reported, acquired by such Access Person that were not otherwise pre-cleared by the System during such calendar year.

•	Reported all brokerage and custody or other accounts of the Access Person or any Family Member of the Access Person with each Security Fiduciary.

•	Reported the Beneficial Ownership of all Securities of the Access Person and each Family Member of the Access Person.

•	Complied with all provisions of this Manual.

H.	ENFORCEMENT

The Ethics Unit will monitor compliance with this Manual, and report all violations of this Manual to the Ethics Committee, the Corporate Ethics & Compliance Department, and, if appropriate, the Chief Compliance Officer of MetLife. In addition, it will run reports from time to time to satisfy requests made by the Corporate Ethics & Compliance Department or senior management of the Department.

The Ethics Officer will address each violation of this Manual or of federal securities laws, regulations or rules, and will report each such violation to the Ethics Committee.

1.	Violations

When a violation of this Manual or federal securities laws, regulations or rules is detected by the Ethics Officer, the System or an Access Person:

•	The System will (or the Access Person who detects the violation must) report the violation immediately to the Ethics Officer.

•	The Ethics Officer will investigate the alleged violation.

•	The Ethics Officer will report each such violation to the Ethics Committee no later than its next meeting.

•	In all cases, the Ethics Unit will prepare a Violation Report. The Ethics Officer will maintain each such Violation Report as part of the Department’s books and records.

2.	Sanctions

Upon the occurrence of any violation of this Manual, or of federal securities laws, the Ethics Committee may impose such sanctions as it deems appropriate, including issuing a letter of censure, recommending that the Access Person’s performance rating and/or annual incentive compensation be reduced, recommending that the Access Person be placed on probation, suspended, demoted or terminated. In addition, if the Access Person’s actions violate federal securities laws, MetLife is required to report such violations to the SEC. The SEC may bring civil and criminal charges against the Access Person. If convicted a person may face:

•	a jail sentence (of up to 10 years) for each violation;

•	disgorgement of profits; and

•	fines of up to three times the profit gained or loss avoided.

In addition, MetLife may be subject to fines of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided for failing to properly supervise the Access Person.

I.	INFORMATION SECURITY

The Department will keep the personal Securities information (“Information”) of each Access Person and each Family Member of an Access Person confidential. The Department will implement the following Security measures to maintain such confidentiality:

1.	Privacy

•	The System will contain restrictions so that each Access Person may only access Information on the System as to the Personal Accounts of such Access Person and Family Members of such Access Person. However, the Ethics Officer and authorized representatives of the Ethics Officer may use such Information in order to carry out the Policies and Procedures.

•	The Information may be provided to governmental agencies requesting such Information.

•	The Ethics Officer will identify and maintain a list of specific persons who are authorized to have access to the Information for legitimate business purposes.

2.	Encryption

•	Where practicable, the System will store electronic Information in encrypted form to protect such Information from disclosure to unauthorized persons.

3.	Physical Records

•	The Ethics Officer will establish physical safeguards to protect the Information that is in hard copy form against disclosure, destruction, loss or damage due to potential environmental hazards, such as fire and water damage or technological failures.

4.	Information Security

•	Each Access Person will have access to the System only through a personal network user identification and password that will be known only to the Access Person in question. The Department will restrict access to an Access Person’s files to persons having a need to know for purposes of enforcing and administering the provisions of this Manual and of applicable laws and regulations. The contents of such files will not be accessible by system administrators. Each password, when entered incorrectly three (3) times, will lock the Access Person’s user identification from access to the System until an administrator of the System unlocks the Access Person’s user identification.

•	Passwords will automatically expire every ninety (90) days or as deemed necessary by the Ethics Officer.

•	Servers used to gather and transmit personal data will be stored in a secure and environmentally controlled location.

•	The System will be equipped with security audit capabilities to provide warnings of possible attacks or intrusions into the System.

5.	Testing

•	The security measures will be tested regularly by MetLife’s information security specialists and internal auditors.

J.	RECORDS AND INFORMATION MANAGEMENT

The Department will maintain the following records for a period of not less than eight (8) years in accordance with MetLife’s Records and Information Management program:

•	A copy of this Manual and each amendment hereto.

•	A record of each violation of any provision of this Manual or of federal securities laws and each action taken by the Ethics Officer and/or the Ethics Committee in response to such violation.

•	Copies of the reports, pre-clearance history and Security Fiduciary confirmations and Personal Account statements as to each Access Person and each Family Member of an Access Person.

K.	AMENDMENTS

The Department may amend this Manual from time to time. The Department will promptly communicate each such amendment to each Access Person.

APPENDIX A

Definitions

As used in this Section II, the following capitalized terms shall have the indicated meanings, and such meanings shall apply equally to the singular and plural forms of such terms. Each Access Person must carefully read each such definition.

1.	“Access Person” means:

•	each person on the Department’s payroll, whether full-time or variable pay;

•	each person who directly reports to the Department, such as the local nationals working in the Department’s foreign offices; and

•	each other person designated by the Department.

2.	“Account” means (a) each General Account or Separate Account managed by MetLife or any of its Subsidiaries or Affiliates, (b) each account of the MetSeries Funds, and (c) each account of any other person (including, but not limited to, each issuer of collateralized debt obligations) for whom the Department acts as an investment manager or advisor.

3.	“Affiliate” means each corporation or other entity directly or indirectly controlled by MetLife, Inc.

4.	“Annual Holdings List” means the written or electronic list prepared annually by the Access Person in question pursuant to Section 2.) F.3 hereof.

5.	“Beneficial Ownership” means the ownership of a Security by a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a Direct Pecuniary Interest or Indirect Pecuniary Interest in such Security. Pecuniary Interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a Security or a transaction affecting a Security. An Access Person has a Direct Pecuniary Interest in each Security (a) held in the Access Person’s name or in the name of any nominee for, or Personal Account of, the Access Person, or (b) as to which the Access Person, by contract, arrangement, power of attorney, understanding, relationship or otherwise, has Control.

An Access Person has an Indirect Pecuniary Interest in each Security (a) owned or Controlled by (i) a Family Member of the Access Person, (ii) a general or a limited partnership of which the Access Person or a Family Member of the Access Person is a general partner or which is Controlled by the Access Person or a Family Member of the Access Person, (iii) a corporation, limited liability company or similar entity Controlled by the Access Person or a Family Member of the Access Person, or (iv) a trust, an estate or another custodial or other similar relationship of which the Access Person or a Family Member of the Access Person has Control, or (b) that the Access Person or a Family Member of the Access Person has the right to purchase or sell through the exercise or conversion of any Derivative Instrument, whether or not presently exercisable or convertible.

6.	“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the disposition or voting of a Security, whether through ownership, by contract or otherwise. “Control” includes the terms “Controlling” and “Controlled.”

7.	“Department” means the Investments Department of MetLife.

8.	“Derivative Instrument” means an agreement, option, contract, instrument or a series or combination thereof

(a) to make or take delivery of, or assume or relinquish, a specified amount of one or more underlying interests, or to make a cash settlement in lieu thereof, or

(b) that has a price, performance, value or cash flow based primarily on the actual or expected price, level, performance, value or cash flow of one or more underlying interests. “Derivative Instruments” include caps, collars, floors, forwards, futures, options, stock appreciation rights, straddles, swaps, warrants and other Securities related to the value of other Securities and any other agreements or instruments substantially similar thereto or any series or combination thereof.

9.	“Discretionary Account” means a Personal Account as to which a representative of a Security Fiduciary has complete authority to enter into purchases or sales of Securities on behalf of the person who has Beneficial Ownership of the Personal Account without first seeking the permission of such person to make such purchase or sale. A Personal Account becomes a Discretionary Account when such person has given the Security Fiduciary as to such Account written authority, substantially in the form of Appendix D, to make investment decisions and purchase and sell Securities for such Account. A Discretionary Account allows the Security Fiduciary for such Account, in such Fiduciary’s discretion, to decide (a) when to buy or sell Securities, (b) what Securities to buy or sell, and (c) the price to pay or receive for Securities bought or sold for such Account.

10.	“Ethics Committee” means MetLife’s Chief Investment Officer, the Ethics Officer and the Ethics Counsel.

11.	“Ethics Counsel” means the compliance counsel to the Department or his or her designee.

12.	“Ethics Officer” means the Ethics Officer appointed by the Chief Investment Officer of MetLife or the designee of the Chief Investment Officer.

13.	“Ethics Unit” means the Risk Process Control Unit of the Department.

14.	“Family Member” means an Access Person’s spouse, child, step-child, grandchild, parent, step-parent, grandparent, sibling, or in-laws, but only if any such person is living in the Access Person’s household or is economically dependent upon the Access Person and any other Person whose investments are directly or indirectly Controlled by the Access Person. Family Member also includes, but is not limited to, any unrelated person who resides with or is economically dependent upon, or whose investments are directly or indirectly Controlled by, the Access Person, such as a “significant other”.

15.	“Front-Running” means the purchase or sale by an Access Person or a Family Member of an Access Person of a Security or a Related Security on the basis of MNPI about a pending or planned purchase or sale of the same Security or a Related Security for an Account. Typically, Front-Running will occur when an Access Person or a Family Member of an Access Person, knowing that an Account is about to purchase or sell a Security or a Related Security, purchases or sells such Security or a Related Security in advance of the purchase or sale by the Account. In addition, Front-Running will occur if an Access Person or a Family Member of an Access Person buys or sells a Derivative Instrument as to a Security or a Related Security based on MNPI regarding a pending or planned purchase or sale of such Security or a Related Security for an Account, in order to obtain a profit when the Derivative Instrument market adjusts to the price at which the Access Person, a Family Member of an Access Person or the Account purchases or sells the Security or a Related Security.

16.	“Information” means the personal Securities trading and related information of each Access Person and each Family Member of an Access Person.

17.	“Investment Club” means any club (whether or not incorporated) or group of persons that purchases or sells Securities, if that group includes an Access Person.

18.	“Manual” means MetLife Investments Department Personal Trading Policies and Procedures Manual.

19.	“MetLife” means collectively MetLife, Inc. and its Subsidiaries and Affiliates.

20.	“MNPI” has the meaning set forth in Section 1.) B. hereof.

21.	“Money Market Instruments” means collectively commercial paper, bank checking and savings accounts and certificates of deposit, bankers’ acceptances, other short-term debt instruments (including, but not limited to, repurchase agreements) and similar types of instruments.

22.	“Personal Account” means an account or any retirement, savings, investment, deferred compensation or other benefit or compensation plan for the purchase, sale or ownership of Securities, with a Security Fiduciary or otherwise, of which an Access Person or a Family Member of an Access Person has Beneficial Ownership.

23.	“Policies and Procedures” means the policies and procedures set forth in this Manual.

24.	“Private Placement” means an offering of a Security, which offering is not being made to the public but is being made only to a limited number of investors and which has been deemed not to require registration with the Securities and Exchange Commission.

25.	“Quarterly Report” means the Quarterly Report that each Access Person must prepare as described in Section 2.) F.1.

26.	“Related Security” means any Security convertible within sixty (60) days into the Security in question, and any Derivative Instrument as to such Security.

27.	“Restricted List” means the list of issuers of Securities and Derivative Instruments, maintained by the Risk Process Control Unit of Metropolitan Life Insurance Company, as to which the Department or the Mergers and Acquisitions Department possesses material non-public information.

28.	“Security” means any stock, bond, debenture, note, convertible security, right or warrant, any partnership, joint venture, limited liability company, trust, real estate investment trust or similar interest or any Derivative Instrument (including, but not limited to any option, future, forward or other investment contract) and, in general, any interest or investment commonly known as a security, but excluding any

•	security issued by any registered open-end investment company (mutual fund).

•	security issued or guaranteed as to principal or interest by the U.S. government, any U.S. government agency or any U.S. government sponsored enterprise.

•	Money Market Instrument.

•	Currencies.

•	Derivative Instruments relating primarily to any item described in the preceding four bullets.

29.	“Security Fiduciary” means any broker, bank, trust company, investment adviser, investment manager, counterparty or other similar entity.

30.	“Subsidiary” means any corporation or other entity Controlled by MetLife.

31.	“System” means the automated Personal Trading Compliance System of the Department.

32.	“Trade Date” means the date on which a purchase or sale of a Security or a Derivative Instrument is initiated.

33.	“Violation Report” means each report of a violation or alleged violation of this Manual and the investigation and the actions taken as to such violation.

APPENDIX B

ACKNOWLEDGMENT FORM

PLEASE SIGN AND DATE AND RETURN TO:

Ethics Officer

Metropolitan Life Insurance Company, Investments Department, 10 Park Avenue,

Morristown, New Jersey 07962-1941.

I hereby acknowledge that I (a) have received and read the MetLife Investments Department Personal Trading Policies and Procedures Manual, (b) will comply with the provisions of such Manual, and (c) will direct all questions concerning such Manual to the Ethics Officer or the Ethics Counsel of the Investments Department.

Signature:
Print Name:
Title:
Date:

APPENDIX C

Sample Letter to Broker Regarding Personal Account

Date

Name and Address of Broker

Dear:

In connection with my Account (Account No.             ) at your firm, please be advised that the Investments Department of Metropolitan Life Insurance Company (“MetLife”) should be designated an “interested party” with respect to my Account, and should, therefore, be sent copies of all trade confirmations and an annual statement listing all securities held in that Account as of each December 31. Please send the information, in electronic form, if possible, to:

Any questions should be submitted to the Investments Department’s Ethics Officer,

Attention: William Takacs

Thank you for your prompt attention to this matter.

Sincerely,

(Name of Access Person)

cc: William Takacs

APPENDIX D

Sample Letter to Broker Regarding Discretionary Account

Date

[Name of Security Fiduciary]

[Address of Security Fiduciary]

Dear

I am affiliated with the Investments Department of Metropolitan Life Insurance Company (“MetLife”), and I am obliged to comply with the MetLife Investments Department Personal Trading Policies and Procedures Manual (“Manual”) as to my personal investing activities. As such, I would like to confirm with you, as investment adviser/manager for my Account(s) (A/C #             ), the manner in which my assets are to be invested and the degree of communication which you and I will have with respect to such Account (s).

This is to confirm that I must not be (a) allowed to effect any transaction in or with such Account(s), and (b) consulted about, or have any input into or knowledge of, any transaction effected by you, as an investment adviser for such Account(s), as to any individual security prior to the execution of such transaction. I am permitted, consistent with the Manual, to discuss with you broad policy matters, such as overall defensive or aggressive postures, asset allocation by broad categories, tax matters such as tolerance for gains and losses and cash disbursement requirements for tax purposes or otherwise.

Please sign in the space indicated below acknowledging your agreement with this arrangement and return the original to: Ethics Officer, Investments Department, Metropolitan Life Insurance Company, 10 Park Avenue, Morristown, NJ 07962-1941, with a copy to me.

Thank you for your assistance.

Sincerely,

[Access Person]

The foregoing is accepted and agreed to:

[Name of Security Fiduciary]

By:
Name:
Title:

Dated:

cc: William Takacs

SECTION III

Investments Department Gifts and Entertainment Policy

Employee Code of Business Conduct and Ethics

This Investments Department Policy Statement is supplementary to the Employee Code of Business Conduct and Ethics. The Employee Code can be found under the Corporate Ethics and Compliance tab on the My MetLife site.

The section of the Employee Code dealing most directly with gifts and entertainment is attached to this policy statement.

This Investments Department supplement to the Employee Code is intended to state the department’s policy and provide guidelines for situations that investments personnel often encounter.

Applicability

This Investments Department Gifts and Entertainment Policy is applicable to all individuals, managers, units, and MetLife subsidiaries that report directly or indirectly to the Chief Investment Officer. Any references to “MetLife” or the “Investments Department” or the “Company” in this policy statement include this entire scope of applicability.

Approval

Always get prior approval from your unit head for any gifts and entertainment offered to you in connection with your employment at MetLife exceeding the guidelines presented below. This includes conferences or social or recreational events.

Sanctions

Violations of this Gifts and Entertainment Policy may affect a person’s performance evaluation, and could result in reprimands, reimbursements, probationary periods, suspension or termination of employment. Violators may also be subject to civil or criminal legal liabilities.

Related Events

In estimating the value of gifts and entertainment, all the gifts and all the entertainment given at an occasion must be aggregated. So, for example, if an employee is offered four Christmas gifts from a single giver or giver’s firm, each worth $30, this counts as a $120 gift. Similarly, an evening that includes a $100 dinner and $150 theater tickets counts as $250 of entertainment.

Reporting

The Investments Department requires that all reportable gifts and entertainment be reported to your management and recorded in the following reports and databases:

Database/ Report	Inclusiveness	Prior disclosure	Post-event disclosure
Business Conduct Certificate	• All gifts exceeding $100. • All entertainment exceeding reasonable and customary practices.	NA	NA

Lotus Notes calendar*

All meetings and events —

•      At which gifts or entertainment will be offered, or your attendance is in connection with your employment at MetLife,

•      That are hosted by people that MetLife does business with.

		• Event • Time • Location • Expected participants (from MetLife and from elsewhere) • Expected cost • Expected gifts/ entertainment	Corrections and additions such as gifts or entertainment actually offered, their approximate value, etc.

FII Broker Contact Database*	All meetings with brokers at which gifts or entertainment are expected to be provided.	• Complete form as thoroughly as possible prior to meeting. • All MetLife attendees must be listed.	• Corrections and additions. • Use the Meeting Notes section to list the actual gifts/ entertainment received.

Investments Seminars and Conferences Database*	All seminars and conferences.	• Complete form as thoroughly as possible prior to meeting. • All MetLife attendees must be listed.	• Corrections and additions. • Use the notes section to list gifts and entertainment actually received.

*	The uses listed above of this database apply only to gifts and entertainment reporting applications. These databases may have other uses that may be expanded or discontinued. From time-to-time the databases listed above will be replaced by other systems. The reporting requirements discussed above will also apply to successor systems.
•	If you think a colleague is failing to report gifts and entertainment, inform the Ethics Officer.

Gifts and Entertainment

•	Gifts and entertainment are any kind of goods or services that have monetary value or that benefit the recipient personally, directly or indirectly, or that offer the recipient the expectation of personal benefit in the future.

•	Gifts or entertainment given to a family member, a dependant, or anybody who is part of your household are considered to have been given to you.

•	Examples of gifts and entertainment – some inappropriate under any circumstances, others acceptable under some circumstances — include:

•	Money,

•	Loans of money, goods or services,

•	Valuable goods or services,

•	Travel or travel benefits (eg. travel class upgrades),

•	Recreation,

•	Theatrical, musical or other performances,

•	Games, amusements or sporting activities,

•	Spectator sports events,

•	Transportation,

•	Food and drink,

•	Prizes or awards,

•	Discounts or favorable treatment in your acquisition of goods or services in your personal life,

•	Favors outside the normal course of business and exceeding normal courtesy,

•	Spouse or family events,

•	Promises or expectations of personal benefits.

Policy Statement

1.	You may never offer, give, solicit or accept any gifts or entertainment to or from anyone in connection with your position at MetLife –

a.	As an inducement to complete a business transaction with MetLife, or

b.	As a reward for doing business with someone.

2.	You may offer or accept gifts or entertainment in connection with your position at MetLife only –

a.	In accordance with —

i.	the Employee Code of Business Conduct and Ethics, and

ii.	this Gifts and Entertainment Policy

b.	If they are —

i.	of moderate value and frequency, and

ii.	consistent with —

1.	arm’s-length business relationships

2.	normal business practices in your industry and sector, and

3.	a legitimate business reason.

c.	If doing so would not —

i.	embarrass or create a bad impression of MetLife, its customers, or the Investments Department, or

ii.	raise any suspicion of impropriety in the mind of a reasonable observer.

3.	You must report it to your management and the Ethics Officer immediately if you –

a.	Are offered inappropriate gifts or entertainment,

b.	Feel that an offer of gifts or entertainment is being used to pressure you,

c.	See either of these things happening to a colleague, or

d.	Believe someone at MetLife is offering or accepting inappropriate gifts or entertainment, or using gifts and entertainment to pressure someone.

Legitimate Business Reasons

For purposes of this policy statement, legitimate business reasons for gifts and entertainment include:

•	Building a business relationship.

•	Gaining useful business knowledge.

•	Exploring business opportunities.

•	Discussing specific transactions.

It would be wise to consult with your management about the likelihood of there being a legitimate business reason at an event. In deciding whether an event has a legitimate business reason, consideration should be given to the relative rank of the individuals involved, the likelihood of MetLife’s interests being furthered, the usefulness of the event, etc.

For example,

•	A junior analyst would be unlikely to advance MetLife’s relationship with a counterparty if he or she were entertained by a high ranking banker.

•	It might be a waste of time to be entertained by a bank that we are unlikely to ever do business with.

•	Rather little useful business can be done at an event at which the noise and distraction level is too high to engage in a conversation.

•	An event at which the host is not present is unlikely to have a legitimate business purpose.

Note that an employee should not ask MetLife to reimburse expenses incurred at an event that does not have a legitimate business purpose.

Acceptability Guidelines

Following are guidelines for acceptable and unacceptable gifts and entertainment:

Always acceptable — Infrequent gifts and entertainment of trivial value.

Requirements:

•	Reporting not normally required.

•	Management pre-approval not normally required.

Examples:

•	Standard deal mementos (eg. lucite tombstones).

•	Food delivered to the Trading Floor for general consumption.

•	Bottles of inexpensive wine.

•	Tablets, inexpensive pens and pencils and other stationery items, in reasonable quantity, given away at meetings or conferences.

•	Small gifts and logo items of trivial value provided to attendees at a conference or meeting. (Examples: Wallets, golf balls, caps, duffel bags, sweatshirts, sweaters, pens/pencils)

•	From borrowers, samples of their products, provided such samples are of modest value and small quantity.

Generally acceptable — Infrequent gifts having a value less than $100, or reasonable and customary entertainment.

Requirements:

•	Reporting required.

•	Management pre-approval not normally required.

Examples:

•	Restaurant meals or comparable entertainment of reasonable and customary value at which business is the primary purpose. Generally, a senior staff member should attend occasions on which the business relationship is the primary purpose.

•	Social or cultural occasions involving multiple other third-party invitees. (Examples: Christmas parties, cocktail parties, museum special viewings)

•	Gifts of greater than trivial but less than $100 value.

•	Recreational activities of moderate value at conferences, provided other attendees have the same recreational opportunities and a significant business agenda is the main purpose for attending the conference. (Examples: golf games, tours)

Marginally acceptable

•	Entertainment at which the business agenda is likely to be subordinated to the entertainment agenda.

•	Events at which spouses, partners, children or guests are entertained on a separate non-business agenda.

Requirements:

•	Reporting required.

•	Management pre-approval required (such approval to be given at the unit head’s discretion).

Examples:

•	Concerts,

•	Spectator sports,

•	Golf, tennis, auto racing, shooting, or other participatory sports,

•	Family events

Unacceptable

•	Gifts exceeding $100 in value.

•	Entertainment exceeding reasonable and customary.

•	Entertainment of junior staff members outside the presence of senior staff members.

•	Entertainment at which the host is not present.

Requirements:

•	Reporting required.

•	Management and Ethics Officer pre-approval required (and not likely to be given).

Don’t even think about going here

•	Cash received by you or a family member. (If you are personally owed a business reimbursement from a third party, have it sent to MetLife with an explanation. You can then be reimbursed by MetLife.)

•	Lines of credit or use of someone else’s line of credit provided to you or a family member. (Example: Your host signs a blank credit card receipt and leaves the party.)

•	Lavish entertainment.

•	Illegal goods and services.

•	Goods or services that might embarrass MetLife.

•	Anything offered as an implied or explicit inducement to act illegally or against the best interests of MetLife or its customers.

Frequency Guidelines – Gifts or entertainment that are acceptable on a one-time or occasional basis are unacceptable if offered too frequently, or too frequently by the same gift giver or host. Acceptable frequency and types of gifts or entertainment will vary from sector to sector. Managers and the Ethics Officer may set guidelines for particular sectors.

The following are rough guides to acceptable gift and entertainment frequencies for analysts.

Gift Frequency

Value or number of gifts:	Per any 12-month period: No more than —
Total value of all gifts	$200
Number of reportable gifts (value greater than $100)	One
Total value of all gifts from the same firm or person	$150
Number of gift giving occasions from the same firm or person	Two

Entertainment Frequency

Type of event:	Per any 12-month period: No more than —
• Sporting event (participatory or spectator), • Theatrical event (concert, stage play, opera, etc), or • Comparable events.	4 times (2 with the same host)

Dinners, lunches and related events	12 times (4 with the same host)

Family or spouse event	1 time

In applying these guidelines, every gift or entertainment occasion provided by a person also counts as a gift or entertainment occasion provided by his firm.

“Reasonable and Customary” Entertainment

Both the MetLife corporate policy and this Investments Department policy use a “reasonable and customary” standard for business entertainment. Employees will not always know the value of the entertainment they are offered, or how much the host paid. Entertainment costs will vary in different locations.

Investments Department employees must not permit themselves to be lured into escalating standards of what is reasonable and customary entertainment. As a rough guide, the Investments Department will consider any entertainment that has a value greater than $200 for a single event or a series of related events to exceed reasonable and customary.

Awards and Prizes

Awards and prizes won in connection with a person’s employment in the Investments Department will be treated as gifts. An award or prize having a value less than $100 can be accepted. An award or prize having a value greater than $100 must be reported and requires the approval of the winner’s manager and of the Ethics Officer.

Guidelines for approval of an award or prize exceeding $100 in value are:

•	The contest was legally conducted in the jurisdiction in which it was held.

•	No favoritism was involved in the selection of the winner.

•	Many other people had an equal chance of winning.

•	The winner has no business relationship with the provider of the prize, or no opportunity to reward the provider.

•	No more than one such award or prize may be accepted in any 12-month period.

•	Acceptance of the prize will not create an appearance of impropriety or cause embarrassment to MetLife or its customers.

Awards or prizes having a value greater than $100 that are not approved by the winner’s manager and the Ethics Officer should be politely declined or returned.

Conferences and Seminars

Conferences or seminars frequently involve a recreational as well as a business agenda, and gifts are sometimes provided. In addition, a host or counterparty may offer to cover or reimburse certain expenses, such as travel or hotel.

•	Gifts offered at conferences are subject to the gift guidelines addressed in this policy statement.

•	Entertainment that is offered equally to all or many conference attendees can be assumed to be reasonable and customary.

•	MetLife attendees need to be alert to the content of any special entertainment agenda available only to them or a small number of attendees, to ensure that it does not exceed reasonable and customary standards.

•	MetLife attendees may accept offers to cover any expense that MetLife would normally reimburse as a business expense. This can include, for example, travel, lodging and attendance costs. Attendees should report such reimbursement to their managers.

•	Investments Department employees must not accept any third party reimbursement payments to themselves personally. Such payments may be made directly to the provider or to MetLife.

•	Any offer of payment by third parties of expenses that would not be reimbursed by MetLife should be politely declined.

•	MetLife attendees may take advantage of a conference to schedule personal recreational time before or after a conference. Any costs associated with this should be borne entirely by the attendee. The attendee should not accept any offer to cover these personal expenses and should not expect to be reimbursed by MetLife.

Unspecified Recipients

Where gifts or entertainment are offered to groups of Investments staff members rather than specific individuals, each person who accepts such a gift or entertainment needs to follow the guidelines presented in this policy statement. This includes the value limits, reporting requirements and frequency guidelines.

However, staff members need not count their consumption of food delivered to groups of staff members toward value limits, reporting requirements or frequency guidelines.

Transportation

Transportation is frequently offered to or from an entertainment venue. As guidelines, you may accept offers of transportation –

•	Whenever you have reason to fear for your personal safety. For example, late at night, in a dodgy neighborhood, with no taxis in the area.

•	When you have a legitimate need for special transport arrangements. Examples include a family emergency, a need to make an essential flight connection, or breakdown of other means of transportation.

•	Whenever MetLife would normally be footing the bill for a similar standard of transportation. This would be in connection with meetings or conferences at which the only or predominant purpose is business rather than entertainment. (Note that in cases in which the only or predominant purpose of a meeting is entertainment, MetLife should not be asked to reimburse an employee’s expenses.)

•	At other times, provided the value of the transportation is factored into the $200 guideline for reasonable and customary entertainment. For example, dinner worth $75, followed by a sporting event worth $100, followed by a $75 limo ride home would exceed the guideline.

In every case, the employee must report whether transportation was accepted.

Gifts among employees

Gifts or entertainment given by one MetLife employee to one or more other employees are personal between the individuals involved and are not covered by this policy. As always, other MetLife policies apply.

Other Guidelines

1)	Appearances matter — Avoid occasions that can give the appearance of impropriety, even if the occasion is entirely innocent. Do not permit the Company’s or your personal reputation to be tarnished.

2)	Do not solicit – Never ask anyone with whom MetLife does business for any form of gift, entertainment or favor. This includes asking for tickets to sporting events.

3)	Backup — Avoid being singled out, or giving the appearance of being singled out. Junior employees should try to attend meetings, conferences and social events with other MetLife representatives.

4)	Proactive disclosure – It’s always better for you to be your management’s source of information about your business entertainment activities. Your boss won’t be happy learning about it from someone else.

5)	Nothing personal — Keep your business and your personal lives separate. Relationships that appear to have a social dimension can still be primarily business-motivated. Personal gifts might not be as personal as they appear.

6)	Use common sense — These guidelines cannot cover all situations. When in doubt, ask yourself: “How much is this gift or entertainment event really worth to me in the context of a long career in a business that places a high value on reputation?”

From the Employee Code of Business Conduct and Ethics:

Conflicts of Interest

Company policy prohibits conflicts of interest. A “conflict of interest” occurs when your private interest interferes in any way with the interests of MetLife. In addition to avoiding conflicts of interest, you should also avoid even the appearance of a conflict. A conflict situation can arise when you or a member of your family3 takes actions or has interests that may make it difficult for you to perform your work for the Company objectively and effectively. A conflict of interest can also arise when you or a member of your family receives improper personal benefits as a result of your position at MetLife. Though it is impossible to list every activity or situation that could present a problem, certain of the more obvious ones are noted below.

Corporate Opportunities

You owe a duty to MetLife to advance its legitimate interests. You are prohibited from competing with the Company and from using corporate property, information or position for personal opportunities or gain.

Outside Activities

Officer or Director of Another Business

You may not serve as a director, officer, trustee, partner or in any other principal position of another for-profit or publicly held organization or company without the prior approval of MetLife’s Chief Executive Officer (or a designee). Such requests for approval should be directed through the office of the Chief Compliance Officer. You should obtain approval from MetLife’s Chief Executive Officer (or a designee), your department head or MetLife’s Chief Compliance Officer before agreeing to serve on the board or in a principal position of a trade or professional association or of a non-profit organization. In any event, these outside activities must not impact in any way your daily job responsibilities in your current position.

Second Job

Your first loyalty as an employee is to the Company. Because employment outside of MetLife could interfere with your responsibilities to MetLife or be detrimental to the Company, you are encouraged to discuss the situation with your manager or Ethics and Compliance Officer. Further, special rules apply to NASD registered representatives and principals and these individuals should also contact the SEC/NASD Vice President & Compliance Director for guidance.

You may not use or offer for use MetLife resources (time, technology, property or information) for non-MetLife business.

[3]	Family members include your spouse, child, stepchild, grandchild, parent, step-parent, grandparent, sibling, in-laws and anyone living in your household and/or economically dependent upon you, including all adoptive relationships, and persons with whom you have other family relationships that may affect your judgment.

Vendors, Suppliers and Consultants

All vendors, suppliers and consultants shall be approved in accordance with Company policies and procedures. MetLife’s business relationships must be totally based on their ability to competitively meet the Company’s business needs. If your association with a current or prospective Company vendor, supplier or consultant is of a nature that gives rise, or potentially gives rise, to a conflict of interest, the Company may have to refrain from entering into the relationship and, in any event, you must not be involved in any way with approving, managing or influencing the Company’s business relationship.

Gifts and Entertainment

The occasional exchange of inexpensive gifts and modest forms of entertainment that have no special significance attached and are reasonable in nature, frequency and cost, are normal in business and help build strong and trusting relationships with customers, suppliers and other business partners. However, receiving such gifts or entertainment must never affect your judgment or decision-making, nor should they be offered in return for favorable treatment from others.

What constitutes good business practice with respect to gifts and entertainment varies by industry, business unit and location. Gifts from agents to individual insurance clients of other than de minimis value are generally regarded as “rebates” and as such are prohibited. Gifts to you valued at more than $100(US) or forms of business entertainment that exceed reasonable and customary practices should be politely declined, unless approved in advance by your manager for sound business reasons.

Communication of Conflicts

All potential and actual conflicts of interest or material transactions or relationships that reasonably could be expected to give rise to such a conflict or the appearance of such a conflict must be disclosed. If you have any doubt about whether a conflict of interest exists after consulting this Code, you should seek assistance from the appropriate persons or entities identified in the Resources section, so that you can make that determination.

FAQs: Gifts and Entertainment

A prospective consultant distributed pens and coffee mugs during a recent visit. Are we permitted to keep them?

Yes. Promotional items are permitted to be kept if given as part of normal business practices, are reasonable in nature and cost, and will not unduly influence decision-making.

A consulting firm that does business with MetLife offered to take me to a Broadway show. May I accept this invitation?

Accepting an offer for a modest form of entertainment that has no special significance attached and is reasonable in nature, frequency and cost is permissible. However, offers for entertainment must never be accepted if this could affect your judgment or decision-making, nor should it be accepted in return for favorable treatment from others.

SECTION IV

Conflicts of Interest Due to Personal Considerations

Investments Department Policy Statement

Employee Code of Business Conduct

This Investments Department Policy Statement is supplementary to the Employee Code of Business Conduct and Ethics. The Employee Code can be found under the Corporate Ethics and Compliance tab on the My MetLife site.

The section of the Employee Code dealing most directly with conflicts of interest is attached to this statement.

Applicability

This Investments Department Policy Statement is applicable to all individuals, managers, units, and MetLife subsidiaries that report directly or indirectly to the Chief Investment Officer. Any references to “MetLife” or the “Investments Department” or the “Department” in this policy statement include this entire scope of applicability.

The Investments Department’s Position

Your private life is normally none of the Investments Department’s business. But it does become the Department’s business when your personal life affects your business judgment and decisions.

The Investments Department cannot and does not want to monitor your personal life. But the Department will control who you do business with on the Company’s behalf.

Policy Statement

•	The Investments Department considers it improper, and will not permit you to conduct the Company’s business without prior arrangements with anyone with whom personal considerations could conflict with MetLife’s interests.

•	The interests of MetLife and its customers will be the sole consideration in any activity associated with your employment at MetLife.

•	You must not favor or allow yourself to be favored by anyone or any organization for personal reasons in any business dealings conducted for MetLife.

Personal Considerations

For purposes of this policy, personal considerations consist of any of your interests that are not MetLife’s interests, whether or not they conflict.

Here are a few examples of personal considerations plucked from real-life situations. Note, these are presented for illustrative purposes, without any judgment implied as to which are conflict situations and which are not.

Personal Consideration	Examples from Real-Life Situations
(No judgment implied as to which of these are conflict of interest situations)

Family relationships	• Your wife works on the trading desk at Goldman Sachs. • Your brother-in-law hears you work in the Investments Department. He asks you for some stock tips.

Friendships

•      Your best friend runs a car service for suburban New Jersey corporate accounts. You’re taking a business trip and need a ride to the airport.

•      Your next-door neighbor suggests over the back fence that you and he should find some business you could do with each other.

Romantic attachments	• You are dating a banker at Deutsche Bank. • You have a crush on a research analyst at CSFB and want an excuse to call her.

Associations or affiliations	• A member of your synagogue is an analyst in your sector at Moody’s • You worked on a political candidate’s campaign with a salesman at JPMorgan.

Personal business or financial interests	• You are a silent partner in a small local catering firm that delivers food to our Trading Desk. • You own stock in a closely held dot.com startup that sells services to your department.

Associations from your past	• Your old college roommate calls you and says he’s now trading your sector at Bear Stearns. • Your ex-girlfriend is taking renewed interest in you now that she’s heard you’re trading for MetLife.

Expectations of future benefits

•      The head of credit sales at a large investment bank is on the country club membership committee; maybe if you throw some business his way it will improve your chances of getting into the club.

•      Your son needs a summer job. You decide to schmooze one of the law firms your company does business with.

Offering or accepting gifts or entertainment to or from customers or vendors

•      You’ve just completed a great deal with a customer. To demonstrate your appreciation you give him a blow-up model of the MetLife blimp.

•      A venture capitalist has chartered the Concorde for a three-day fly-fishing excursion to Norway. He invites you and your wife and offers to cover the cost of baby-sitters.

Identifying the Conflict Point

The point at which a personal consideration interferes with your job at MetLife can vary from person to person and situation to situation. Common sense will be needed.

If you can answer “yes” to any of the following questions, you must undertake the actions required in this policy statement:

•	Are any personal considerations influencing actions and decisions you take at MetLife in a way that would not happen if such personal considerations did not exist?

•	Is there a conflict between MetLife’s or its customers’ interests and your personal interests?

•	Is there is an appearance of such a conflict of interest?

•	Could a skeptical but reasonable observer suspect a conflict of interest?

•	Are you involved in anything in your personal life that provides an incentive or commands a loyalty that might conflict or appear to conflict with MetLife’s or its customers’ interests?

Your Responsibilities

If you can answer “yes” to any of the questions above, you must do all of the following:

•	Reporting - Promptly report the existence and nature of this personal consideration to your management and your ethics officer and update your Business Conduct Certificate.

•	Arrangements - Ask your management and ethics officer to help you make arrangements to work around the personal consideration to keep it from interfering with MetLife’s or its customers’ interests.

•	Approval - Obtain approval of these arrangements from your ethics officer and all other approvals as required under the Employee Code of Conduct and Ethics.

•	Compliance - Comply with these arrangements.

•	Follow-up - Report any relevant changes in your personal considerations or any difficulties in complying with the agreed arrangements to your management and ethics officer and update your Business Conduct Certificate.

It is not always easy to tell how others may perceive a personal consideration of yours, or whether a personal consideration is influencing you improperly at the workplace. It may be best to err on the side of caution in disclosing possible conflicts of interest. Your manager and compliance officer may conclude that a personal consideration you disclose requires no special arrangements beyond mentioning it and being careful.

No Ethical or Compliance Taint

The existence of a personal consideration in your business life is not an ethical violation, nor does it, in itself, create or suggest any taint on your good name or ethical reputation, provided you comply with this policy statement.

Confidentiality

The Investments Department will treat the disclosures you make pursuant to this policy statement with the utmost confidentiality. Knowledge of these disclosures will be restricted to your management, the ethics officer, the Business Conduct Program administrator, and no one else except on a strict need-to-know basis.

From the Employee Code of Business Conduct and Ethics:

Conflicts of Interest

Company policy prohibits conflicts of interest. A “conflict of interest” occurs when your private interest interferes in any way with the interests of MetLife. In addition to avoiding conflicts of interest, you should also avoid even the appearance of a conflict. A conflict situation can arise when you or a member of your family4 takes actions or has interests that may make it difficult for you to perform your work for the Company objectively and effectively. A conflict of interest can also arise when you or a member of your family receives improper personal benefits as a result of your position at MetLife. Though it is impossible to list every activity or situation that could present a problem, certain of the more obvious ones are noted below.

Corporate Opportunities

You owe a duty to MetLife to advance its legitimate interests. You are prohibited from competing with the Company and from using corporate property, information or position for personal opportunities or gain.

Outside Activities

Officer or Director of Another Business

You may not serve as a director, officer, trustee, partner or in any other principal position of another for-profit or publicly held organization or company without the prior approval of MetLife’s Chief Executive Officer (or a designee). Such requests for approval should be directed through the office of the Chief Compliance Officer. You should obtain approval from MetLife’s Chief Executive Officer (or a designee), your department head or MetLife’s Chief Compliance Officer before agreeing to serve on the board or in a principal position of a trade or professional association or of a non-profit organization. In any event, these outside activities must not impact in any way your daily job responsibilities in your current position.

Second Job

Your first loyalty as an employee is to the Company. Because employment outside of MetLife could interfere with your responsibilities to MetLife or be detrimental to the Company, you are encouraged to discuss the situation with your manager or Ethics and Compliance Officer. Further, special rules apply to NASD registered representatives and principals and these individuals should also contact the SEC/NASD Vice President & Compliance Director for guidance.

You may not use or offer for use MetLife resources (time, technology, property or information) for non-MetLife business.

[4]	Family members include your spouse, child, stepchild, grandchild, parent, step-parent, grandparent, sibling, in-laws and anyone living in your household and/or economically dependent upon you, including all adoptive relationships, and persons with whom you have other family relationships that may affect your judgment.

Vendors, Suppliers and Consultants

All vendors, suppliers and consultants shall be approved in accordance with Company policies and procedures. MetLife’s business relationships must be totally based on their ability to competitively meet the Company’s business needs. If your association with a current or prospective Company vendor, supplier or consultant is of a nature that gives rise, or potentially gives rise, to a conflict of interest, the Company may have to refrain from entering into the relationship and, in any event, you must not be involved in any way with approving, managing or influencing the Company’s business relationship.

Gifts and Entertainment

The occasional exchange of inexpensive gifts and modest forms of entertainment that have no special significance attached and are reasonable in nature, frequency and cost, are normal in business and help build strong and trusting relationships with customers, suppliers and other business partners. However, receiving such gifts or entertainment must never affect your judgment or decision-making, nor should they be offered in return for favorable treatment from others.

What constitutes good business practice with respect to gifts and entertainment varies by industry, business unit and location. Gifts from agents to individual insurance clients of other than de minimis value are generally regarded as “rebates” and as such are prohibited. Gifts to you valued at more than $100(US) or forms of business entertainment that exceed reasonable and customary practices should be politely declined, unless approved in advance by your manager for sound business reasons.

Communication of Conflicts

All potential and actual conflicts of interest or material transactions or relationships that reasonably could be expected to give rise to such a conflict or the appearance of such a conflict must be disclosed. If you have any doubt about whether a conflict of interest exists after consulting this Code, you should seek assistance from the appropriate persons or entities identified in the Resources section, so that you can make that determination.

FAQs: Conflicts of Interest

Family Members

The conflict of interest principles apply to family members. Who is considered a family member for this purpose?

A family member includes your spouse, child, stepchild, grandchild, parent, step-parent, grandparent, sibling, in-laws and anyone living in your household and/or economically dependent upon you, including all adoptive relationships and persons with whom you have other family relationships that may affect your judgment. If you have questions, discuss them with your supervisor, Ethics and Compliance Officer or any other point of contact referred to in the Code.

Outside Activities — Officer or Director of Another Business

I have been asked to serve on the board of directors of a company that is neither a customer nor a competitor of MetLife. May I accept the position?

You may not serve on the board or in any other principal position of a for-profit or publicly held organization or company without the prior approval of MetLife’s Chief Executive Officer or a designee. Further, you should obtain approval from MetLife’s Chief Executive Officer (or a designee), your department head or MetLife’s Chief Compliance Officer before agreeing to serve on the board or in a principal position of a trade or professional association or of a non-profit organization. In no event should these outside activities impact in any way your daily job responsibilities at MetLife.

Vendors, Suppliers and Consultants

I need to hire a consultant and am considering a friend of mine who used to work with me in the Company. She is well suited because of her extensive experience in the business and particular knowledge of MetLife. Would this present a problem?

MetLife vendor, supplier and consultant business relationships must be totally based on their ability to competitively meet the Company’s business needs. In addition, you must be sensitive to situations that present the appearance of a conflict of interest. In this situation, some may feel this person was hired only because of her relationship with you. You should separate yourself from the selection process. Furthermore, all required approvals must be in place before your friend is hired as a consultant.